Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 3, 2019, ZTI Merger Subsidiary III Inc., a Delaware corporation and DASAN Zhone Solutions, Inc.’s (“the Company” or “DZSI”) wholly owned subsidiary, acquired all of the outstanding shares of Keymile GmbH (“Keymile”), a limited liability company organized under the laws of Germany, from Riverside KM Beteiligung GmbH (“Riverside”), a limited liability company organized under the laws of Germany, pursuant to a share purchase agreement (the “Keymile Acquisition”). The aggregate cash purchase price paid for all of the shares of Keymile and certain of its subsidiaries, was €10,250,000 ($11.8 million). The Company also assumed pension obligations of approximately $12.7 million, net of pension assets of $3.5 million. Following the closing of the Keymile Acquisition, Keymile became the Company’s wholly-owned subsidiary.

Keymile is a leading solution provider and manufacturer of telecommunication systems for broadband access. The Company believes Keymile strengthens its portfolio of broadband access solutions, which now includes a series of multi-service access platforms for FTTx network architectures, including ultra-fast broadband copper access based on VDSL/Vectoring & G. Fast technology.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments reflecting the Keymile Acquisition have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification (“ASC”) 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the assets acquired and liabilities assumed based upon a preliminary estimate of fair value, using available information and the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been prepared by the Company and give pro forma effect to the Keymile Acquisition and related transactions. For a more detailed discussion of the basis of presentation, see Note 1 to the unaudited pro forma condensed combined financial statements. The pro forma information does not purport to represent what the Company’s actual results of operations or financial position would have been had the matters described above occurred on the dates assumed, nor is it necessarily indicative of the Company’s future operating results or combined financial position.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).  Keymile prepares its financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standard Board (“IASB”), which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between IFRS and U.S. GAAP as they relate to Keymile and the Company on a pro forma basis, see Note 5 to the unaudited pro forma condensed combined financial statements.

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In thousands)

	Historical
	DZSI December 31, 2018	Keymile U.S. GAAP (USD) December 31, 2018 (Note 5)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$27,709	$7,116	$(11,822)	(a)(e)	$23,003
Restricted cash	7,003	—	—		7,003
Accounts receivable - trade, net	71,617	6,820	(129)	(a)	78,308
Other receivables	12,988	797	—		13,785
Inventories	33,868	9,307	(44)	(a)	43,131
Contract assets	11,381	—	—		11,381
Prepaid expenses and other current assets	4,185	—	—		4,185
Total current assets	168,751	24,040	(11,995)		180,796
Property, plant and equipment, net	5,518	836	—		6,354
Goodwill	3,977	—	—		3,977
Intangible assets, net	5,649	5,545	7,286	(d)	18,480
Deferred tax assets	2,752	128	(128)	(b)	2,752
Long-term restricted cash	936	—	—		936
Other assets	2,424	3,698	(3,535)	(c)	2,587
Total assets	$190,007	$34,248	$(8,372)		$215,883
Liabilities, Stockholders’ Equity and Non-controlling Interest
Current liabilities:
Accounts payable - trade	$38,608	$3,303	$(27)	(a)	$41,884
Short-term debt	31,762	4,620			36,382
Other payables	3,073	14,810	(14,810)	(l)	3,073
Contract liabilities - current	8,511	364	—		8,875
Accrued and other liabilities	11,517	3,614	(153)	(a) (b)	14,978
Total current liabilities	93,471	26,712	(14,990)		105,193
Long-term debts	14,142	—	—		14,142
Contract liabilities - non-current	1,801	—	—		1,801
Pension obligations	—	16,191	(3,535)	(c)	12,656
Other long-term liabilities	2,739	115	327	(b)	3,181
Total liabilities	112,153	43,017	(18,198)		136,972
Commitments and contingencies
Stockholders’ equity and non-controlling interest
Common stock	16	29	(29)	(f)	16
Additional paid-in capital	93,192	—	—		93,192
Accumulated other comprehensive loss	(192)	(5,022)	5,022	(f)	(192)
Accumulated deficit	(15,777)	(3,776)	4,833	(a)(f) (l) (n)	(14,720)
Total stockholders' equity	77,239	(8,770)	9,826		78,295
Non-controlling interest	615	—	—		615
Total stockholders' equity and non-controlling interest	77,854	(8,770)	9,826		78,910
Total liabilities, stockholders’ equity and non-controlling interest	$190,007	$34,248	$(8,372)		$215,883

See accompanying notes to unaudited pro forma condensed combined financial statements.

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Historical
	DZSI December 31, 2018	Keymile U.S. GAAP (USD) December 31, 2018 (Note 5)	Pro Forma Adjustments (Note 4)		Pro Forma Combined

Revenue	$282,348	$50,550	$(326)	(a)	$332,572
Cost of revenue	191,017	30,556	600	(a) (g) (h)	222,173
Gross profit	91,331	19,994	(926)		110,399
Operating expenses:
Research and product development	35,306	7,586	(1,639)	(g) (h)	41,253
Selling, marketing, general and administrative	48,845	15,149	(2,214)	(g) (h) (m)	61,780
Total operating expenses	84,151	22,735	(3,853)		103,033
Operating income (loss)	7,180	(2,741)	2,927		7,366
Interest income	264	130	—		394
Interest expense	(1,738)	(143)	(437)	(i) (j)	(2,318)
Other expense, net	(1,146)	2,442	40	(a)	1,336
Income (loss) before income taxes	4,560	(312)	2,530		6,778
Income tax provision	1,724	303	641	(k)	2,668
Net income (loss)	2,836	(615)	1,889		4,110
Net income attributable to non-controlling interest	69	—	—		69
Net income (loss) attributable to DASAN Zhone Solutions, Inc.	$2,767	$(615)	$1,889		$4,041
Basic earnings per share attributable to DASAN Zhone Solutions, Inc.	$0.17				$0.25
Diluted earnings per share attributable to DASAN Zhone Solutions, Inc.	$0.17				$0.24
Weighted average shares outstanding used to compute basic net income per share	16,482				16,482
Weighted average shares outstanding used to compute diluted net income per share	16,746				16,746

See accompanying notes to unaudited pro forma condensed combined financial statements.

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (In thousands, unless otherwise stated)

Note 1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the transaction, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed combined statement of operations, expected to have continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments as discussed in Note 4. The final determination of the purchase price allocation will be based on the final valuation of the fair value of assets acquired and liabilities assumed.

The unaudited pro forma condensed combined balance sheet as of December 31, 2018 is based on the historical financial statements of the Company and Keymile and reflect preliminary pro forma adjustments resulting from the acquisition.  Keymile’s historical financial statements are prepared in accordance IFRS as issued by the IASB and are reported in Euros (“€”). For purposes of preparing these pro forma condensed combined financial statements, Keymile’s historical financial statements have been adjusted to U.S. GAAP and converted to U.S. dollars (see Note 5). The unaudited pro forma condensed combined balance sheet as of December, 31 2018 is presented as if the acquisition and related transactions had occurred on December 31, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 is presented as if the acquisition had occurred on January 1, 2018.

The acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration for the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their fair values. The excess of the purchase consideration over the preliminary fair value of identifiable assets and liabilities, if any, is recorded as goodwill. The excess of the fair value of identifiable assets and liabilities over the purchase consideration, if any, is recorded immediately as a gain for a bargain purchase in the statement of operations. The preliminary purchase price allocation is based on estimates, assumptions, third party valuations and other studies of the preliminary value of the acquired assets which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation and adjustments reported herein will remain preliminary until the Company has all of the information necessary to finalize the allocation of the purchase price, and the final acquisition accounting adjustments could differ materially from the proforma adjustments presented herein. Any increase or decrease in the preliminary fair value of Keymile’s tangible and identifiable intangible assets and assumed liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company due to differences in amortization related to these assets and liabilities. The Company intends to complete the purchase price allocation within twelve months of the closing of the acquisition on January 3, 2019.

The unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to represent what the Company’s actual results would have been if the acquisition had been completed as of the dates indicated above, or that may be achieved in the future. The unaudited pro forma condensed combined statement of operations does not include the effects of any cost savings from operating efficiencies or synergies that may result from the acquisition.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the Company’s historical financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2018 filed on March 12, 2019 with the SEC, as well as the audited financial statements and related notes of Keymile as of and for the year ended December 31, 2018 which are attached as Exhibit 99.3 to this Current Report on Form 8-K/A.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in DZSI’s audited consolidated financial statements for the year ended December 31, 2018. Keymile follows IFRS as issued by IASB; as a result, in preparation of the pro forma condensed combined financial statements, several adjustments were made to the Keymile’s consolidated financial statements to conform to U.S. GAAP. The  differences between IFRS as issued by IASB and U.S. GAAP are reflected in Note 5. The unaudited pro forma condensed combined financial statements are presented in U.S. dollars (“$” or “dollars”), DZSI’s reporting currency. Keymile’s consolidated financial statements are presented in Euros (“€”). The Company translated Keymile’s consolidated balance sheet to dollars using the exchange rate at December 31, 2018 ($1.1456 to €1.00) and translated Keymile’s consolidated statement of operations at the average rate of exchange for the year ended December 31, 2018 ($1.1817 to €1.00).

Note 3. Acquisition

The aggregate cash purchase price paid for all of the shares of Keymile and certain of its subsidiaries, was €10,250,000 ($11.8 million). The Company also assumed pensions obligation of approximately $12.7 million, net of pension assets of $3.5 million. The Keymile Acquisition agreement also provides for a lockbox mechanism such that normal operations are observed by Keymile management and any excess cash flows generated from operating activities for the period from October 1, 2018 to December 31, 2018 remains with Keymile, with DZSI as the beneficiary, as the purchaser of Keymile. At December 31, 2018, cash received from the lockbox mechanism amounted to $2.5 million.

In October 2018, as a condition for the Keymile Acquisition, Riverside extended €4.0 million working capital loan to Keymile. The working capital loan bears interest at a rate of 3.5% per annum and is scheduled for repayment in two equal installments in April and November 2019.

On December 27, 2018, the Company entered into a Loan Agreement with DASAN Networks, Inc. (“DNI”), a related party, for a $6.0 million term loan with an interest rate of 4.6% per annum to partially fund the acquisition of Keymile. The term loan will mature in May 2022.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition of Keymile.

A summary of the estimated purchase price allocation to the fair value of assets acquired and liabilities assumed is as follows (in thousands):

Purchase consideration
Cash consideration	$11,776
Cash received from lockbox mechanism	(2,497)
Total purchase consideration	$9,279

Allocation of purchase consideration
Current assets
Accounts receivable - trade, net	$6,691
Other receivables	797
Inventories	9,263
Property, plant and equipment	836
Intangible assets	12,831
Other assets	164
Accounts payable - trade	(3,276)
Contract liabilities	(364)
Accrued liabilities	(3,461)
Pension obligations	(12,656)
Other long term liabilities	(442)
Goodwill (bargain purchase)	(1,104)
Total purchase consideration	$9,279

The estimated weighted average useful lives of the acquired property, plant and equipment is 5 years. Depreciation is calculated using straight-line method.

The following table represents the preliminary estimated fair value and useful lives of identifiable intangible assets acquired:

	Estimated Fair Value (in thousands)	Estimated Useful Life
Intangible assets acquired
Customer relationship	$6,759	5 years
Trade name	2,062	5 years
Technology - developed core	4,010	5 years
Total intangible assets	$12,831

The Company valued the customer relationships using the Income Approach, specifically the Multi-Period Excess Earnings Method (“MPEEM”). As of the valuation date, there was value attributable to Keymile’s existing customer relationships. Keymile’s key customer base is made up of independent telecommunication service providers and network operators, a base of customers that have seen growth since 2012. Keymile is seen as a market leader and has low historical customer attrition. In addition, switching costs are considered to be high due to the disruption of switching platforms as well as the additional training necessary. Keymile has a proven ability to quickly address any changes in the regulatory environment.

The Company utilized the Relief from Royalty Method (“RFRM”) to value the tradename and developed technology. The RFRM assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset. Therefore, a revenue stream for the asset is estimated, and then an appropriate royalty rate is applied to the forecasted revenue to estimate the pre-tax income associated with the asset. The pre-tax income is then tax-effected to estimate the after-tax net income associated with the asset. Finally, the after tax net income is discounted to the present value using an appropriate rate of return that considers both the risk of the asset and the associated cash flow estimates.

Note 4. Pro Forma Assumption and Adjustments

The historical financial information has been adjusted to give the effect to pro forma events that are 1) directly attributable to the acquisition, 2) factually supportable, and 3) with respect to the statement of operations, expected to have continued impact on the combined results of the companies. The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements.

a)

Adjustment to remove cash and cash equivalents of $46 thousand, accounts receivable – trade of $129 thousand, inventories of $44 thousand, accounts payable – trade of $27 thousand, accrued and other liabilities of $153 thousand, and retained earnings of $38 thousand in the condensed combined balance sheet and revenue of $326 thusand, cost of revenues of $141 thousand, selling, marketing, general and administrative of $537 thousand and other expenses of $40 thousand in the condensed combined statement of operations attributable to a subsidiary of Keymile located in Poland. The Company did not acquire the operations of Keymile Poland.

b)	Adjustment to record estimated deferred tax effect of the acquired intangible assets.
c)	Adjustment to offset $3.5 million of pension assets (reinsurance policy that is legally for the benefit of the employees) against the $16.2 million pension obligation.
d)	Adjustment to record the preliminary fair value of acquired intangible assets of $12.8 million.
e)	To record the cash payment of $11.8 million for all the outstanding common shares of Keymile.
f)	Adjustment to eliminate Keymile’s historical stockholders’ equity as a result of the application of acquisition accounting.
g)

Adjustments to record amortization related to acquired intangible assets of $0.8 million in cost of revenue and $1.8 million selling, marketing, general and administrative expenses partially offset by the elimination of historical amortization recorded by Keymile of $1.6 million in research and product development, $1.4 million in selling, marketing, general and administrative expenses.

h)

To record depreciation expense related to property, plant and equipment of $139 thousand in costs of revenue, partially offset by the elimination of historical deprecation recorded by Keymile of $201 thousand in costs of revenue.

i)

Adjustment for interest expense of $276 thousand related to the $6.0 million loan with DNI, a related party, which was entered into on December 27, 2018 and was used to partially fund the purchase price of Keymile. The loan will mature in May 2022 and bears interest at a rate of 4.6% per annum. The loan is included in DZSI’s consolidated balance sheet as long-term debt as of December 31, 2018.

j)

Adjustment for interest expense of $160 thousand related to the $4.6 million working capital loan from Riverside which was entered into in October 2018 by Keymile as a condition of the acquisition to fund the working capital of Keymile. The loan bears interest at a rate of 3.5% per annum and is scheduled for repayment in two equal installments in April and November 2019.  As of December 31, 2018, the loan is included in the Keymile consolidated balance sheet as related party loan.

k)	The tax effect of the pro forma adjustments which were tax effected using the statutory rate of 21% for DZSI and 30% for Keymile.
l)	Adjustment to eliminate dividends payable transferred to DZSI by Riverside under under a profit transfer agreement which was terminated as a result of the Keymile Acquisition.
m)

Adjustment to eliminate the merger and acquisition costs at DZSI of $1.4 million and at Keymile of $0.6 million. These costs were adjusted because they have no continuing impact to the combined operations.

n)	Adjustment to record a gain for a bargain purchase.

Note 5. U.S. GAAP Differences and Reconciliations

Keymile prepared its historical financial statements in accordance with IFRS as issued by IASB. For the purposes of these pro forma condensed combined financial statements, certain adjustments were required to align Keymile’s accounting policies under IFRS as issued by IASB with U.S. GAAP. The adjustments are further described below.

Additionally, Keymile’s consolidated financial statements are presented in Euros (“€”). The Company translated Keymile’s consolidated balance sheet to dollars using the exchange rate at December 31, 2018 ($1.1456 to €1.00) and translated Keymile’s consolidated statement of operations at the average rate of exchange for the year ended December 31, 2018 ($1.1817 to €1.00).

CONSOLIDATED BALANCE SHEET OF KEYMILE GMBH

As of December 31, 2018

	Keymile IFRS (EURO) December 31, 2018	U.S. GAAP Adjustment		Keymile U.S. GAAP Adjusted (EURO) December 31, 2018	Keymile U.S. GAAP (USD) December 31, 2018	Pro Forma Adjustments (Note 4)		Keymile Pro Forma (USD) December 31, 2018
Assets
Current assets:
Cash and cash equivalents	€6,212	€—		€6,212	$7,116	$(46)	(a)	$7,070
Accounts receivable - trade, net	5,953	—		5,953	6,820	(129)	(a)	6,691
Other receivables	696	—		696	797			797
Inventories	8,124	—		8,124	9,307	(44)	(a)	9,263
Total current assets	20,985	—		20,985	24,040	(219)		23,821
Property, plant and equipment, net	730	—		730	836			836
Goodwill	—	—		—	—	—		—
Intangible assets, net	7,976	(3,136)	(a)	4,840	5,545	7,286	(d)	12,831
Deferred tax assets	112	—		112	128	(128)	(b)	—
Other assets	3,228	—		3,228	3,698	(3,535)	(c)	164
Total assets	€33,031	€(3,136)		€29,895	$34,248	$3,404		$37,652
Liabilities, Stockholders’ Equity and Non-controlling Interest
Current liabilities:
Accounts payable	€2,883	€—		€2,883	$3,303	$(27)	(a)	$3,276
Short-term debt	4,033	—		4,033	4,620			4,620
Other payables	12,928	—		12,928	14,810	(14,810)	(1)	—
Contract liabilities - current	318	—		318	364			364
Accrued and other liabilities	3,155	—		3,155	3,614	(153)	(a)	3,461
Total current liabilities	23,317	—		23,317	26,712	(14,990)		11,722
Pension obligations	14,133	—		14,133	16,191	(3,535)	(c)	12,656
Other long-term liabilities	100	—		100	115	327	(b)	442
Total liabilities	37,550	—		37,550	43,017	(18,198)		24,819
Commitments and contingencies
Stockholders’ equity and non-controlling interest
Common stock	25	—		25	29	(29)	(f)	—
Accumulated other comprehensive income (loss)	(7,877)	3,493	(b)	(4,384)	(5,022)	5,022	(f)	—
Retained earnings (accumulated deficit)	3,333	(6,629)	(a) (b)	(3,296)	(3,776)	16,609	(f) (l)	12,833
Total stockholders' equity	(4,519)	(3,136)		(7,655)	(8,770)	21,602		12,833
Non-controlling interest	—	—		—	—	—		—
Total stockholders' equity and non-controlling interest	(4,519)	(3,136)		(7,655)	(8,770)	21,602		12,833
Total liabilities, stockholders’ equity and non-controlling interest	€33,031	€(3,136)		€29,895	$34,248	$3,404		$37,652

CONSOLIDATED STATEMENT OF OPERATIONS OF KEYMILE GMBH

Year ended December 31, 2018

	Keymile IFRS (EURO) December 31, 2018	U.S. GAAP Adjustment		Keymile U.S. GAAP Adjusted (EURO) December 31, 2018	Keymile U.S. GAAP (USD) December 31, 2018	Pro forma Adjustments (Note 4)		Keymile Pro Forma (USD) December 31, 2018

Revenue	€42,777	€—		€42,777	$50,550	$(326)	(a)	$50,224
Cost of revenue	25,787	71	(b)	25,858	30,556	600	(a) (g) (h)	31,156
Gross profit	16,990	(71)		16,919	19,994	(926)		19,068
Operating expenses
Research and product development	5,612	808	(a)(b)	6,420	7,586	(1,639)	(g) (h)	5,947
Selling, marketing, general and administrative	12,746	72	(b)	12,818	15,149	(810)	(g) (h) (m)	14,339
Total operating expenses	18,358	880		19,238	22,735	(2,449)		20,286
Operating income (loss)	(1,368)	(951)		(2,319)	(2,741)	1,523		(1,218)
Interest income	110	—		110	130			130
Interest expense	(290)	169	(b)	(121)	(143)	(437)	(i) (j)	(580)
Other expense, net	2,067	—		2,067	2,442	40	(a)	2,482
Income (loss) before income taxes	519	(782)		(263)	(312)	1,126		814
Income tax provision	492	(235)	(c)	257	303	360	(k)	663
Net income (loss)	€27	€(547)		€(520)	$(615)	$766		$151

Adjustments from IFRS to U.S. GAAP:

a)

Reflect adjustments to remove capitalized software and product development costs from Keymile's historical consolidated balance sheet which did not meet the criteria for capitalization under U.S. GAAP. The net book value of development activities intangible asset of €3.1 million was written off as of December 31, 2018 with an offsetting adjustment to retained earnings in the consolidated balance sheet.  Additionally, the current year’s capitalized costs of €2.2 million were expensed as research and product development costs in the consolidated statement of operations. The historical intangible amortization previously recognized within research and product development costs of €1.5 million was subsequently reversed within the condensed combined statement of operations as these amounts would have been expensed in prior periods under U.S. GAAP.

b)

Under IFRS actuarial gains and losses related to Keymile’s pension plan were recognized in Keymile’s other comprehensive income in its consolidated statement of operations and as a component of accumulated other comprehensive income in its consolidated balance sheet and are were not subsequently amortized through the statement of operations. U.S. GAAP requires recognition of actuarial gains and losses within other comprehensive income as a component of accumulated other comprehensive income, however, then it requires the gains and losses to be recognized through net income over future periods. The adjustments to the consolidated statement of operations reflect the net impact of the reclassification of the net pension actuarial losses of €25 thousand recorded in AOCI for the year ended December 31, 2018 and reclassification of the interest expense of €169 thousand. The net adjustments in the consolidated statement of operations are an increase of personnel expenses of €71 thousand in cost of revenues, €50 thousand in research and product development expense and €72 thousand in selling, marketing, general and administrative. The €3.5 million adjustment to the consolidated balance sheet is to release portion of the historical accumulated other comprehensive loss of Keymile to accumulated deficit that would have been recognized in prior periods under U.S. GAAP.

c)	Tax effect of adjustments to U.S. GAAP at the effective rate of 30%.

Pro forma adjustments for Keymile were presented in the above table to disclose the standalone Keymile pro forma condensed combined financial statements. Refer to Note 4 for the explanation on the pro forma adjustments.